Blue Sphere Corp. 8-K

Exhibit 99.1

Blue Sphere Corp. Announces Conversion of All Amounts Owing Under Convertible Debentures

SOURCE: Blue Sphere Corp

CHARLOTTE, NC (Tackle Box Newswire) – September 8, 2015

Blue Sphere Corp. (OTCQB: BLSP) (the “Company” or “Blue Sphere”), a clean energy company that develops, manages and owns waste-to-energy projects, announced today that all amounts owing under the Company’s issued and outstanding convertible debentures have been converted in full.

“We are pleased to announce that the Company’s debt conversion program is complete and that all outstanding amounts have been converted in full. The Company’s convertible debentures program commenced in August 2014 and peaked, in the aggregate, to $1.5 million. The complete conversion of our convertible debentures reflects our confidence in the short and long-term strength of Blue Sphere, as well as our continued commitment to optimizing shareholder returns” said Mr. Shlomi Palas, Chief Executive Officer of the Company.

Mr. Palas added that, “Blue Sphere has successfully funded and started construction of two large Waste-To-Energy facilities which are expected to deliver a total amount of $4.675 million in Development Fees to the Company during late 2015 and 2016. In addition, the Company was reimbursed $.545 million in project expenses during 2015 and is expecting to receive further reimbursement of $.640 million in equity working capital. The Company and its partners in the Charlotte, NC and Johnston, RI facilities are also negotiating the monetization of the Investment Tax Credit.”

Exhibit 99.1

Mr. Palas continued, “Considering the meaningful performance of the Company during the past year and its stronger balance sheet, we feel that the Company’s common stock is currently significantly undervalued and the Company will continue to focus on its Repurchase Program.”

About Blue Sphere Corporation

Blue Sphere Corporation is a company in the cleantech sector as a waste-to-energy project integrator. Blue Sphere develops waste-to-energy and other renewable energy projects. The Company aspires to become a key player in the global waste-to-energy and renewable energy markets. For further information, please visit the Company’s website: www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the Clean tech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information:

Stanley Wunderlich

Launchpad IR

1-800-625-2236

swunderlich@launchpadir.com

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